AUDIOVOX CORPORATION
Computation of Income (Loss) Per Common Share
Years Ended November 30, 1996, 1995 and 1994
(In thousands, except per share data)

                                                            1996       1995      1994

Primary earnings:
 Income (loss) before cumulative effect of a change
  in an accounting principle                               $(26,469)  $(9,256)  $26,206
 Cumulative effect of change in accounting principle              -         -      (178)
 Net income (loss)                                         $(26,469)  $(9,256)  $26,028

 Shares
  Weighted average number of common shares
   outstanding                                                9,398     9,039     9,037
  Additional shares assuming conversion of:
   Stock options, performance share awards, and
     warrants                                                     -         -        69
  Weighted average common shares outstanding, as
   adjusted                                                   9,398     9,039     9,106

 Primary earnings per common share:
  Before cumulative effect                                 $  (2.82)  $ (1.02)  $  2.88
  Cumulative effect                                               -         -   $ (0.02)
   Net income (loss)                                       $  (2.82)  $ (1.02)  $  2.86

Fully diluted earnings*:
 Income (loss) before cumulative effect of a change
  in an accounting principle                                      -         -   $26,206
 Net interest expense related to convertible debt                 -         -     2,074

 Income before cumulative effect of a change in an
  accounting principle                                            -         -    28,280
 Cumulative effect of change in accounting principle              -         -      (178)
 Net income (loss) applicable to common stock                     -         -   $28,102

 Shares
  Weighted average number of common shares
   outstanding                                                    -         -     9,037
  Additional shares assuming conversion of:
   Stock options, performance share awards, and
     warrants                                                     -         -        88
   Convertible debentures                                         -         -     3,644

  Weighted average common shares outstanding, as
   adjusted                                                       -         -    12,769

 Fully diluted earnings per common share:
  Before cumulative effect                                        -         -   $  2.21
  Cumulative effect                                               -         -   $ (0.01)
   Net income (loss)                                              -         -   $  2.20

*The Company did not compute fully-diluted earnings per share as the addition of potentially dilutive securities would result in anti-dilution.